Exhibit d.9

[FORM OF BENEFICIAL OWNER ELECTION FORM]

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.01 per share (the “Common Stock”), of TICC Capital Corp. (the “Company”).

This will instruct you whether to exercise rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s Prospectus dated [                    ], 2008 (the “Prospectus”).

Box 1. [            ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [            ] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Shares to Purchase		Estimated Subscription Price		Payment
Basic Subscription	_______________	×	$ _______________	=	_______________	Line 1

You are entitled to subscribe for one share for every right you hold.

Over-Subscription Privilege	_______________	×	$ _______________	=	_______________	Line 2

The Over-Subscription Privilege is not limited by the number of rights you hold, but issuance is subject to certain limitations, including proration, as described in the Prospectus.

			Total Payment Required		$

(Sum of Lines 1 & 2; must equal total amounts in Box 3)

Box 3. [            ] Payment in the following amount is enclosed $            .

Box 4. [            ] Please deduct payment from the following account maintained by you as follows:

_________________________	_________________________
Type of Account	Account Number

Amount to be deducted: $

_________________________	_________________________
Signature	Date

____________________________

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